EXHIBIT 11.01




                        Travelers Group Inc. and Subsidiaries
                          Computation of Earnings Per Share
                     (In millions, except for per share amounts)

                                           Three Months Ended      Six Months Ended
                                                June 30,              June 30,
                                               -----------           ------------
                                             1996       1995        1996       1995
                                             ----       ----        ----       ----
     Earnings:
       Income from continuing operations     $576       $377      $1,096        $682
       Discontinued operations                 -          29           -          64
                                              ---        ---       -----        ----
       Net income                             576        406       1,096         746

       Preferred dividends:
         8.125% Cumulative
          Preferred Stock - Series A           (6)        (6)        (12)        (12)
         5.5% Convertible
          Preferred Stock - Series B           (2)        (2)         (4)         (3)
         $4.53 Convertible
          Preferred Stock - Series C           (4)        (4)        (14)         (9)
         9 1/4% Preferred Stock - Series D     (8)        (9)        (17)        (18)
                                               ---       ----        ----        ---
                                              (20)       (21)        (47)        (42)
                                              ---        ---       -----         ---
       Income applicable to common stock     $556       $385      $1,049        $704
                                             ====        ===       =====         ===

     Average shares:
       Common                               457.2      461.1       457.5       461.7
       Warrants                               2.1         .4         2.2          .1
       Assumed exercise of dilutive
         stock options                        7.2        5.9         8.0         5.3
       Incremental shares - Stock based
         incentive plans                      9.5        7.8         9.2         7.0
                                            -----      -----       -----       -----
                                            476.0      475.2       477.0       474.1
                                            =====      =====       ======      =====
     Earnings per share:
       Continuing operating                 $1.17      $0.75       $2.20       $1.35
       Discontinued operations                 -        0.06          -         0.14
                                            ----        ----      ------        ----

       Net Income                           $1.17      $0.81       $2.20       $1.49
                                             ====       ====        ====        ====

     Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan and other restricted stock plans. Fully diluted earnings per common share, assuming conversion of all outstanding dilutive convertible preferred stock and the maximum dilutive effect of common stock equivalents, have not been presented because the effects are not material. The fully diluted earnings per common share calculation for the three and six months ended June 30, 1996 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (8.4 and 8.4 million, respectively) and the incremental dilutive effect of common stock equivalents (2.0 and 2.5 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 486.4 and 487.9 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($5 and $10 million, respectively). The fully diluted earnings per common share calculation for the three and six months ended June 30, 1995 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (10.4 and 10.4 million, respectively) and the incremental dilutive effect of common stock equivalents (1.8 and 3.9 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 487.4 and 488.4 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($5 and $10 million, respectively).

     All current and prior year information has been restated to reflect the three-for-two stock split paid on May 24, 1996 to stockholders of record on May 6, 1996.